SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

                                FEBRUARY 2, 1999
                              (NOVEMBER 19, 1998)

                                    CBQ, INC.
             (Exact name of registrant as specified in its charter)


           COLORADO                 33 14707                     84 1047159
(State or other jurisdiction      (Commission                  (IRS Employer
    of incorporation)             File Number)               Identification No.)


            4851 KELLER SPRINGS RD., SUITE 213, DALLAS, TEXAS 75246
              (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code (972) 732 1100

    FREEDOM FUNDING, INC., 1999 BROADWAY, STE. 3235, DENVER, COLORADO 80202
         (Former name or former address, if changed since last report.)

ITEM 1. CHANGE IN CONTROL OF REGISTRANT.

On November 19, 1998 (the Closing Date), CBQ, Inc., a Colorado corporation formerly known as Freedom Funding, Inc. (the Company), consummated an Agreement of Purchase (the Reorganization Agreement) dated as of the Closing Date among the Company, CyberQuest, Inc., a Colorado corporation (CyberQuest), and the individual stockholders of CyberQuest. The Reorganization Agreement provided for the acquisition of all the outstanding capital stock of CyberQuest by the Company for consideration of all the outstanding capital stock of the Company, resulting in the complete control of the Company by the previous stockholders of CyberQuest. On October 23, 1998, CyberQuest was formed as a result of a
Reorganization Agreement dated October 23, 1998 between CyberQuest and CyberQuest, Ltd., a Texas limited partnership.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

See Item 1, above.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) Financial Statements of Business Acquired

(1) Audited consolidated financial statements of CyberQuest, Ltd.

(b) Pro Forma Financial Information.

(1) Pro Forma Consolidated Financial Statements of CBQ, Inc. at and for the twenty-one month period ending December 31, 1996.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBQ, Inc.


By:  /s/ MICHAEL SHERIFF
--------------------------------------
Michael Sheriff
Chief Executive Officer

Date:  February 2, 1999

                                  EXHIBIT INDEX

Exhibit             Description
-------             -----------

1 Agreement of Purchase dated as of November 19, 1998 among CBQ, Inc., a Colorado corporation formerly known as Freedom Funding, Inc., CyberQuest, Inc., a Colorado corporation, and the individual stockholders of CyberQuest, Inc.*

2         Series A Preferred Stock Resolutions and Provisions.*

3 Consolidated financial statements of CyberQuest, Ltd. for the eleven month period ended December 31, 1997.

4 Consolidated financial statements of CBQ, Inc., a Texas corporation and predecessor of CyberQuest, Ltd. for the period from inception (April 6, 1995) to December 31, 1996.

* - previously filed.

                                    EXHIBIT 3



                                CYBERQUEST, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                       Consolidated Financial Statements

                                December 31, 1997

                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                               Table of Contents


Independent Auditors' Report

Consolidated Financial Statements:

Consolidated Balance Sheets

Consolidated Statements of Loss

Consolidated Statements of Changes in Partners' Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

                          INDEPENDENT AUDITORS' REPORT

CyberQuest, Ltd.
Dallas, Texas

We have audited the accompanying consolidated balance sheet of CyberQuest, Ltd. (a development stage enterprise) as of December 31, 1997, and the related consolidated statements of loss and partners' capital, changes in partners' capital, and cash flows for the period from inception (February 10, 1997) to December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CyberQuest, Ltd. as of December 31, 1997, and the results of its operations and cash flows for the period from inception (February 10, 1997) to December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Travis, Wolff & Company, L.L.P.

Dallas, Texas
January 8, 1999

                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)


                           Consolidated Balance Sheets


                                                      September 30,  December 31
                                                           1998         1997
                                                       (Unaudited)
Assets

Current assets:

    Cash                                                 $    --      $    --
    Accounts receivable                                     10,197       36,246
                                                         ---------    ---------
        Total current assets                                10,197       36,246
                                                         ---------    ---------

Property and equipment (Note 2):

   Equipment                                                68,676       68,676
   Capitalized license fees                                112,500      112,500
                                                         ---------    ---------

                                                           181,176      181,176

Less accumulated depreciation and amortization             111,535       63,735
                                                         ---------    ---------
        Net property and equipment                          69,641      117,441
Deposits and other assets                                   10,885       11,983
                                                         ---------    ---------
Total assets                                             $  90,723    $ 165,670
                                                         =========    =========

Liabilities and Partners' Deficit



Current liabilities:

    Accounts payable                                     $  87,676    $  66,514
    Accrued liabilities                                     28,642       24,619
                                                         ---------    ---------
Total current liabilities                                  116,318       91,133
                                                         ---------    ---------

Other liabilities (Note 4)                                 125,572      125,572
                                                         ---------    ---------

Commitments and contingencies (Notes 1, 2, 3, 4 and 5)


Partners' deficit (Note 1):
    General partner                                       (160,826)     (37,810)
    Limited partners                                        (9,659)     (13,225)
                                                         ---------    ---------
                                                          (151,167)     (51,035)
                                                         ---------    ---------

Total liabilities and partners' equity                   $  90,723    $ 165,670
                                                         =========    =========


                   The accompanying notes are an integral part of the consolidated financial statements.

                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)


                        Consolidated Statements of Loss


                                                                   Period from
                                                                     Inception
                                                                   (February 10,
                                                  Nine Months         1997) to
                                              Ended September 30,   December 31,
                                               1998        1997         1997
                                                  (Unaudited)

Revenues                                    $ 139,010    $ 100,681    $ 136,122
                                            ---------    ---------    ---------

Costs and Expenses:

   General and administrative expense         191,342      543,511      664,099
   Depreciation and amortization (Note 2)      47,800       48,500       63,735
                                            ---------    ---------    ---------

                                              239,142      592,011      727,834

                                            ---------    ---------    ---------


Net loss                                    $(100,132)   $(491,330)   $(591,712)
                                            =========    =========    =========


                  The accompanying notes are an integral part
                   of the consolidated financial statements.




                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)

             Consolidated Statement of Changes in Partners' Deficit


                                                          General        Limited     Partners'
                                                          Partner       Partners      Deficit
                                                          --------      --------     ---------

Balance at inception, February 10, 1997                   $    --      $    --      $    --

Reorganization (Note 1)                                        --        (59,323)     (59,323)

Contribution of capital by new limited partner (Note 1)        --        600,000      600,000

Net Loss                                                    (37,810)    (553,902)    (591,712)
                                                          ---------    ---------    ---------

Balance at December 31, 1997                                (37,810)     (13,225)     (51,035)

Net Loss (unaudited)                                         (8,315)    (121,817)    (100,132)
                                                          ---------    ---------    ---------

Balance, September 30, 1998 (unaudited)                   $ (46,125)   $(135,042)   $(151,167)
                                                          =========    =========    =========


                  The accompanying notes are an integral part
                   of the consolidated financial statements.



                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                     Consolidated Statements of Cash Flows



                                                                                             Period from
                                                                        Nine Months           Inception
                                                                     Ended September 30, February 10, 1997) to
                                                                     1998          1997    December 31, 1997
                                                                     ----          ----    -----------------
                                                                       (Unaudited)

Cash flows provided by operating activities:
    Net loss                                                       $(100,132)   $(491,330)   $  59,712
    Adjustments to reconcile net loss
        to net cash used in operating activities:
            Depreciation and amortization                             47,800       48,500       63,735
            Changes in operating assets and liabilities:
                Decrease (Increase) in accounts receivable            26,049      (26,296)
                Decrease (Increase) in deposits and other assets       1,098      (18,135)     (13,746)
                (Decrease) Increase in accounts payable               21,162       22,598      (11,983)
                (Decrease) Increase in other liabilities                --        (17,500)      44,691
                (Decrease) Increase in accrued liabilities             4,023       10,297      (24,428)

Net cash used in operating activities                                   --       (471,866)    (508,824)
Cash flows used in investing activities:
   Purchase of property and equipment                                   --        (45,634)     (68,676)
Cash flows provided by financing activities:
   Proceeds from capital contribution                                   --        517,500      577,500

Net increase in cash                                                    --           --           --
Cash, beginning of period                                               --           --           --
Cash, end of period                                                $    --      $    --      $    --

Supplemental disclosure of non-cash financing activities:

   Limited Partner contribution receivable                         $    --      $    --         22,500
                                                                   =========    =========    =========


    The accompanying notes are an integral part of the financial statements.

                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)


                         Notes to Financial Statements

(Information as of interim periods ended September 30, 1998 and 1997 is unaudited)

Note 1 - The Partnership and Going Concern Considerations

CyberQuest, Ltd., a development stage enterprise (the "Partnership"), is a Texas limited partnership and began operation on February 10, 1997. The general partner is CyberQuest Management Group, L.L.C. The Partnership assumed the assets and liabilities of CBQ, Inc., (formerly CyberQuest Inc.), on February 10, 1997 in exchange for granting a 22.11 percent limited partner interest to the CyberQuest, Inc.'s shareholders. CBQ, Inc. is now wholly-owned by the Partnership. The transaction was recorded as reorganization accounted for in a manner similar to a pooling of interests. During 1997, new investors contributed a total of $600,000 cash in exchange for limited partner interests totaling 71.5 percent. The assets, liabilities and operations of CBQ, Inc. through February 10, 1997, were not significant. The net deficit of CBQ, Inc. at the date of the reorganization is included in the Statement of Partner' Deficit as a reorganization adjustment. The Partnership has developed an internet-based site, Bid4it, through which buyers and sellers can trade products in an auction format. The Bid4it site was launched in October 1997. The Partnership has no significant revenue or operations through December 31, 1997.

The general partner owns 6.39 percent and the limited partners own 93.61 percent. The financial statements do not reflect assets the partners may have outside their interests in the partnership, nor any personal obligations, including income taxes, of the individual partners.

The   Partnership  is  currently   engaged  in  raising  capital  and  continued
development of Bid4it. Funding of the day to day operations has been achieved through contributions of capital from limited partner.

The Partnership's financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Partnership is seeking additional working capital and equity capital to adequately fund operating losses and strategic growth.

The Partnership's continued existence is dependent upon its ability to resolve its liquidity problems, principally by obtaining debt financing and/or equity capital. While pursuing additional debt and equity funding, the Partnership must continue to operate on limited cashflow generated internally.

Working capital limitations continue to impinge on day-to-day operations, thus contributing to operating losses. The continued support and forbearance of its vendors and will be required, although this is not assured.

                                CYBERQUEST, LTD.

                        (A DEVELOPMENT STAGE ENTERPRISE)


                         Notes to Financial Statements

(Information as of interim periods ended September 30, 1998 and 1997 is unaudited)

Note 2 -Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements include the accounts of the Partnership and CBQ, Inc. All significant inter-company balances and transactions have been eliminated.

The Partnership's balance sheet as of September 30, 1998 and the related statements of loss, cash flow and deficit for the nine-month periods ended September 30, 1998 and 1997 are unaudited. These unaudited financial statements have been prepared from the books and records of the Partnership and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the periods. All such adjustments are, in the opinion of management, of a normal recurring nature. Operations results for the nine-month period ended September 30, 1998 is not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

Property, equipment and depreciation

Property and equipment are carried at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of three to five years. The carrying value of property and equipment is evaluated periodically in relation to operating performance of the related business.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the financial statements at, and during the reporting periods. Actual results could differ from these estimates.

Income taxes

The Partnership does not incur income taxes for federal income tax purposes. Instead, its earnings and losses are included in the personal returns of the partners and taxed accordingly.

Capitalized software

Capitalized software consists of minimum amounts owed under a license agreement. The amounts are being amortized on a straight-line basis over a period of three years.

Note 3 - Risks and Uncertainties

The Partnership's results in the development, operations and servicing of the Bid4It operations may vary significantly given the nature of the emerging but competitive Internet market. The success of the Partnership will depend upon a variety of factors not within the Partnership's control, such as: Internet growth, risk of Internet failures, competition, changes in technology, fraud, and government regulations.

Note 4 - Commitments

CBQ, Inc. has a license agreement with Electronic Data Systems Corporation (EDS) relating to certain proprietary software. The license agreement terminates at the earlier of April 19, 2004 or upon the Partnership's payment to EDS of $350,000, including amounts related to the license of certain technology discussed below. No royalties were owed at December 31, 1997 or 1996.

Other liabilities include minimum royalties due EDS related to the license discussed above in the development of the Bid4it web site. The amount is due in annual installments of $50,000 in 1997 and $75,000 in 1998. The agreement was subsequently amended to extend the payments dates to 1999 and 2000, respectively, and extend the license agreement above to April 19, 2006.

The Partnership has an office lease commitment that requires payments of $1,792 per month through March 31, 1999.

Note 5 - Subsequent Events (unaudited)

On October 23, 1998, the Partnership entered into an to form new a corporation, Cyberquest Inc. ("CI"). CI is a Colorado Corporation chartered on October 19, 1998. The agreement provided for the contribution of certain software technology and $180,000 cash in exchange for 90,000 shares of common stock in CI and a warrant for the purchase of 80,000 shares at $2.50 per share. The Partnership agreed to contribute assets and liabilities in exchange for 10,000 shares of common stock, 70,000 shares of preferred stock and warrants for the purchase of 40,000 shares of common stock at $2.50 per share. The warrants expire on October 23, 2003.

The preferred stock issued is redeemable at the option of CI as follows:

* 7000 shares at the greater of $10.00 per share or the traded market value of the preferred stock on or before October 23,1999

* 14,000 shares at the greater of $10.715 per share or the traded market value of the preferred stock on or before October 23,2000

* 21,000 shares at the greater of $11.905 per share or the traded market value of the preferred stock on or before October 23,2001

* 28,000 shares at the greater of $12.50 per share or the traded market value of the preferred stock on or before October 23, 2002 Any preferred stock not redeemed by the CI may at the Company's option be converted to common stock of CI on the basis of four shares of common stock for one share of preferred stock converted. CI also granted an incentive option to acquire 25,000 shares of common stock at $.10 per share if a merger with a publicly traded entity on a national stock exchange is completed with ninety days of the CI/Company merger.

On November 19, 1998, CI was acquired by Freedom Funding, Inc. (Freedom), a public shell listed on the Over-the-Counter bulletin board, in a reverse acquisition accounted for as a recapitalization. CI is the accounting acquirer. Freedom had no assets as of September 30, 1998 or operations for the nine-month period ended September 30, 1998. Subsequently, Freedom changed its name to CBQ, Inc. The CI stockholders received 18,000,000 shares of common stock (par value $.0001 per share) and 70, 000 shares of Series A preferred stock (par value $10.00 per share). The call provisions of the Series A preferred stock are the same as the CI preferred stock except the call prices range from $10.00 to $13.00 and there is no conversion feature.

The following is the unaudited pro forma Stockholders' equity as if the reorganization of CI and the merger with Freedom Funding, Inc. had occurred on September 30, 1998:



                                      Common Stock                Preferred Stock         Accumulated      Partners'
                                    Shares       Values         Shares       Values         Deficit        Deficit        Total
                                    ------       ------         ------       ------         -------        -------        -----
CyberQuest, Ltd. at
September 30, 1998                      --     $      --            --      $     --       $     --      $  (151,167)   $  (151,167)

Reorganization into CI                70,000       700,000       100,000       180,000       (851,167)       151,167        180,000

                                      70,000       700,000       100,000       180,000       (851,167)          --           28,833

Merger with Freedom
   Funding Inc on
   November 19, 1998                    --            --      19,975,325      (177,992)       177,992           --             --

                                      70,000   $   700,000    20,075,325        $ 2008    $  (673,175)   $      --      $    28,833
                                 ===========   ===========   ===========   ===========    ===========    ===========    ===========

                                    EXHIBIT 4


                                    CBQ, INC.

                           (FORMERLY CYBERQUEST, INC.)

                        (A DEVELOPMENT STAGE ENTERPRISE)


                              Financial Statements

                                December 31, 1996

                               Table of Contents



Independent Auditors' Report

Financial Statements:

     Balance Sheet

     Statement of Loss

     Statement of Stockholders' Deficit

     Statement of Cash Flows

     Notes to Financial Statements

INDEPENDENT AUDITORS' REPORT

CBQ, Inc.
Dallas, Texas

We have audited the accompanying balance sheet of CBQ, Inc. (formerly CyberQuest, Inc.) (a development stage enterprise) as of December 31, 1996, and the related statement of loss, stockholders' deficit, and cash flows for the period from inception (April 6, 1995) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CBQ, Inc. as of December 31, 1996, and the results of its operations and cash flows for the period from inception (April 6, 1995) to December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Travis Wolff & Company, L.L.P.

Dallas, Texas
January 8, 1999

                                    CBQ, INC.

                          (FORMERLY CYBERQUEST, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)


                                  Balance Sheet

                                                              December 31, 1996
Assets

Current assets:
    Cash                                                          $   3,208
    Accounts receivable                                               3,270

                                                                      6,478
Capitalized license fees, net of $37,500
  accumulated depreciation (Note 1 and 3)                           112,500

Deposits and other assets                                            16,953

Total assets                                                      $ 135,931

Liabilities and Stockholders' Deficit

Current liabilities:
    Accounts payable ($18,282  to affiliate)                      $  19,479
    Accrued liabilities                                               6,000


Other liabilities (Note 3)                                          153,481

Total liabilities                                                   178,960

Commitments and contingencies (Notes 1 and 3)

Stockholders' Deficit:
    Common stock; 10,000,000 shares authorized;
       3,076,333 issued and outstanding;
        par value of $.01 per share                                  30,763
    Accumulated Deficit                                             (73,792)


Total liabilities and stockholders' deficit                       $ 135,931


    The accompanying notes are an integral part of the financial statements.

                                    CBQ, INC.

                           (FORMERLY CYBERQUEST, INC.)

                        (A DEVELOPMENT STAGE ENTERPRISE)


                            Statement of Loss For the
           Period From Inception (April 6, 1995) to December 31, 1996

Revenues                                                              $  53,344
                                                                      ---------

Costs and Expenses:
    General and administrative (Note 2)                                  89,636
     Amortization expenses                                               37,500
                                                                      ---------
                                                                        127,136
                                                                      ---------

Net loss                                                              $ (73,792)
                                                                      =========


    The accompanying notes are an integral part of the financial statements.

                                    CBQ, INC.

                           (FORMERLY CYBERQUEST, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       Statement of Stockholders' Deficit
                 For the Period from Inception (April 6, 1995)
                              to December 31, 1996


                                                  Common Stock       Accumulated
                                               Shares       Amount     deficit
                                               ------       ------     -------


Balance, at inception (April 6, 1995)              --     $    --     $    --

Issuance of common stock to founders
 for organization costs and acquisition of
 certain technology (Note 2)                  3,076,333      30,763        --
Net loss                                           --          --       (73,792)
                                              ---------   ---------   ---------
Balance, December 31, 1996                    3,076,333   $  30,763   $ (73,792)
                                              =========   =========   =========


    The accompanying notes are an integral part of the financial statements.

                                    CBQ, INC.

                           (FORMERLY CYBERQUEST, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)


                            Statement of Cash Flows
                          For the Period From Inception
                      (April 6, 1995) to December 31, 1996

Cash flows provided by operating activities:
    Net loss                                                          $ (73,792)
    Adjustments to reconcile net loss
        to net cash provided by (used in) operating activities:
            Depreciation and amortization                                37,500
            Changes in operating assets and liabilities:
                Increase in accounts receivable                          (3,270)
                Decrease in deposits and other assets                    13,810
                Increase in accounts payable                             19,479
                Increase in accrued liabilities                           6,000
                Increase in other liabilities                             3,481
                                                                      ---------
        Net cash provided by operating activities                         3,208
                                                                      ---------

Net change in cash                                                        3,208

Cash, beginning of period                                                  --
                                                                      ---------

Cash, end of period                                                   $   3,208
                                                                      =========

Supplemental disclosure of non-cash
 investing/financing activities:
   Capitalized license fees payable                                   $ 150,000
                                                                      =========
   Issuance of 3,076,333 shares of common stock for
      services rendered and technology                                $  30,763
                                                                      =========


    The accompanying notes are an integral part of the financial statements.

                                    CBQ, INC.

                          (FORMERLY CYBERQUEST, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)


                          Notes to Financial Statements

                                December 31, 1996

Note 1 - The Company and Summary of Significant Accounting Policies

The Company

CBQ, Inc., a development stage enterprise (the Company), was incorporated under the laws of the State of Texas on April 6, 1995, and began operation in January 1996. The Company has no significant revenue or operations through December 31, 1996. The Company is developing an internet-based site, Bid4it. Through this site, buyers and sellers can trade products in an auction format.

Cash and cash equivalents

Cash and cash equivalents are defined as cash and investments that have a maturity of less than three months.

Property, equipment and depreciation

Property and equipment are carried at cost. Depreciation is computed on a straight-line basis over the estimated useful life of three years. The carrying value of property and equipment is evaluated periodically in relation to operating performance of the related business.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the financial statements at, and during the reporting periods. Actual results could differ from these estimates.

Income taxes

The Company has a net operating loss for income taxes. Due to the regulatory limitations in utilizing the loss, it is uncertain whether the Company will be able to realize a benefit from these losses. Therefore, a deferred tax asset has not been recorded. There are no significant tax differences requiring deferral.

Capitalized software

Capitalized software consists of minimum amounts owed under a license agreement. The amounts are being amortized on a straight-line basis over a period of three years.

Note 2 - Common Stock and Related Party Transactions

The Company acquired an Internet site, GoodStuffCheap from an entity - Commonwealth Trading Company, wholly owned by a Company's shareholder in exchange for 214,667 shares of common stock. The Company also issued 150,000 shares for certain services and expenses incurred. The shares were recorded at par value with a charge to general and administrative expense. The site is designed to and has operated as an e-commerce site for buyers and sellers of less-costly items. The site is functional but not currently operating due to management's focus on developing Bid4it. Management intends to utilize this site as a secondary trade site relative to Bid4it.

The Company's shareholders completed activities necessary to form the entity and operations. In lieu of wages, the shareholders received 2,500,000 shares of common stock. The shares were recorded at par value with a charge to general and administrative expense.

Note 3 - Commitments

On April 19, 1996, the Company entered into an agreement with Electronic Data System Corporation (EDS) to license certain proprietary software. The license agreement terminates at the earlier of April 19, 2004 or upon the Company's payment to EDS of $350,000, including amounts related to the license of certain technology discussed below. No royalties were owed at December 31, 1996.

Other liabilities include an amount due Electronic Data System Corporation related to the license of certain technology used in the development of the Bid4it web site. The amount is due in annual installments of $50,000 in 1997 and $75,000 in 1998. The agreement was subsequently amended to extend the payments dates to 1999 and 2000, respectively and to extend the termination date of the license agreement to April 2006.

Note 4 - Risks and Uncertainties

The Company's results in the development, operations and servicing of the Bid4it operations may vary significantly given the nature of the emerging but competitive Internet market. The success of the Company will depend upon a variety of factors not within the Company's control, such as: internet growth, risk of internet failures, competition, changes in technology, fraud, and government regulations.

In February 1997, the shareholders of the Company exchanged their investment in common stock of the Company for limited partnership interests in CyberQuest, Ltd. CyberQuest, Ltd. assumed the assets and liabilities of the Company.